Exhibit 99.1

EMERGE INTERACTIVE REPORTS FOURTH QUARTER RESULTS

— Operating loss for the quarter is reduced to $2.2 million from $3.2 million, a 30% improvement

— Net loss for the quarter improves 31% to $0.07 per share from $0.10 per share

SEBASTIAN, Florida, February 12, 2004 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company providing VerifEYE™ food safety systems, CattleLog™ individual-animal tracking and database management services to the beef-production industry, today announced results for both the three and twelve month periods ending December 31, 2003.

Revenues for the quarter increased 61% to $188,000 from $117,000 in the comparable prior year period. Net loss for the quarter was $2.6 million, or $0.07 per share, compared to $3.8 million, or $0.10 per share, in the comparable prior year period. Revenues for the year increased 61% to $927,000 from $575,000 in the comparable prior year period. Net loss for the full year was $9.7 million, or $0.25 per share, compared to $30.6 million, or $0.78 per share, in the comparable prior year period.

Included in the net loss for both the quarter and twelve months is a $424,000 non-cash charge related to the change in fair value of common stock warrants issued in connection with the Company’s equity financing completed during the quarter (see Footnote 2). Additionally, the net loss for the quarter includes a $40,000 loss from discontinued operations relating to expenses from previously closed cattle operations. Net loss for the year includes a $94,000 gain from discontinued operations relating to the collection of receivables previously considered uncollectable, in excess of expenses relating to previously closed cattle operations. This compares to $672,000 and $12.3 million of loss from discontinued operations for the quarter and year in the comparable prior periods, respectively.

The increase in revenues during the quarter and twelve months primarily reflects lease revenues from the Company’s first Carcass Inspection System (CIS) installed at an Excel Corporation beef processing facility, as well as sales from VerifEYE™ Solo™, the Company’s portable machine-vision system. As previously announced, the Company recently shipped its second of three CIS systems to Excel Corporation under an accelerated lease payment agreement. The third CIS system is scheduled for delivery in late February. Excel Corporation is a leading U.S. beef processor and a wholly owned subsidiary of Cargill Incorporated.

Selling, general and administrative expenses for the quarter, compared to a year ago, increased $306,000, or 27%, to $1.4 million, reflecting an increase in legal and professional services expenses associated with recent financing and Nasdaq listing compliance activities, as well as increased consulting expenses associated with the Company obtaining its USDA Process Verified Program designation for CattleLog™, the Company’s exclusive individual-animal tracking data-collection technology. Selling, general and administrative expenses for the twelve months decreased $917,000, or 14%, to $5.9 million, reflecting primarily a reduction in corporate and divisional expenses for salaries and wages relating to prior restructurings, as well as reduced communications expenses.

Technology and development costs for the quarter and twelve months declined 41% to $382,000 and 39% to $1.7 million, respectively, from the comparable periods a year ago, reflecting the continued reduction in such costs as the Company continues commercialization of its VerifEYE™ products.

Operating loss for the quarter declined 30% to $2.2 million from $3.2 million in the comparable prior year period. Included in operating loss for the quarter is $532,000 of depreciation expense, compared to $755,000 in the same prior year period. Operating loss for the year declined $5.7 million or 38%, to $9.4 million, from $15.2 million in the prior year. Included in operating loss for the year is $2.4 million of depreciation expense, compared to $3.7 million in the prior year.

“We are pleased with the progress we have made this past quarter and the increasing acceptance of our products and services in the beef industry,” stated David C. Warren, eMerge’s President and Chief Executive Officer. “The Company’s animal tracking and database management system, CattleLog™, continues to attract strong interest as a unique solution to regulatory changes that require mandatory individual identification of beef animals or as a solution to assist in tracking animal health emergencies, including foot-and-mouth disease and BSE.”

Highlights

Since the last quarterly announcement eMerge has:

—	Expanded adoption of VerifEYE™ beyond the top five domestic beef processors with Rosen Meat Group of Alexandria, MN electing to use the food safety technology in its four U.S. meat processing plants;

—	Entered into a $3 million accelerated lease payments agreement for three VerifEYE™ Carcass Inspection Systems with Excel Corporation, a wholly owned subsidiary of Cargill Corporation;

—	Introduced the VerifEYE™ Solo™ meat-inspection system to the Japanese beef industry through Kyokuto Boeki Kaisha, which has been appointed a distributor for the Japanese market;

—	Received USDA approval for CattleLog™, the Company’s animal tracking system, to be designated as a USDA Process Verified Program;

—	Entered into an agreement with ADM Alliance Nutrition (ANI), a wholly-owned subsidiary of Archer Daniels Midland, for which the Company expects to install over 100 individual-animal tracking CattleLog systems at ANI’s alliance and feed customers over the next 12 months;

—	Received $8 million in gross proceeds through two private placements of common stock and warrants;

—	Shipped the second of three initial VerifEYE™ CIS units to Excel Corporation; and

—	Expanded VerifEYE™ food safety technology to include detection of central nervous tissue in order to help processors comply with new BSE (Bovine Spongiform Encephalopathy, also known as “mad cow” disease) regulations.

Financial Position

The Company ended the quarter with $1.6 million in cash and cash equivalents. On January 23, 2004, the Company completed a private placement of common stock and received $6.5 million in net proceeds, providing the Company with over $7 million in working capital, before the receipt of $2.1 million in accelerated lease payments, to execute its business plan.

Capital expenditures in 2004 are expected to be approximately $2.0 million, primarily related to the VerifEYE™ product line.

Quarterly Webcast

eMerge will host a Webcast today at 10:00 a.m. (Eastern) to discuss fourth quarter and twelve months results. You can access the Webcast through the Company’s Website address at www.emergeinteractive.com or through Thomson Financial’s First Call Website address at: http://www.firstcallevents.com/service/ajwz398791755gf12.html.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company providing individual-animal tracking, food-safety and animal information solutions to the beef production industry. The Company’s individual animal-tracking technologies include CattleLog™, an exclusive USDA Process Verified Program providing data-collection and reporting that enables beef-verification and branding. The Company’s food-safety technologies include VerifEYE™ CIS, a carcass meat-inspection system, and VerifEYE™ Solo, a lightweight and portable machine-vision system. The VerifEYE™ technology instantly detects microscopic traces of organic contamination that might harbor bacteria such as E. coli O157:H7 and Salmonella and is patented by scientists at Iowa State University and the Agricultural Research Service of the USDA for which eMerge Interactive holds exclusive rights to its commercialization.

For additional information regarding this press release or if you have investor questions please contact Juris Pagrabs, eMerge’s Chief Financial Officer, at 772-581-9741.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

eMerge Interactive, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue	$188,000	$117,000	$927,000	$575,000
Cost of revenue	82,000	48,000	322,000	335,000

Gross profit	106,000	69,000	605,000	240,000

Operating expenses:
Selling, general and administrative	1,424,000	1,118,000	5,873,000	6,790,000
Technology and development	382,000	649,000	1,747,000	2,863,000
Impairment, restructuring and related charges	—	748,000	—	2,008,000
Depreciation expense	532,000	755,000	2,433,000	3,737,000

Operating loss	(2,232,000)	(3,201,000)	(9,448,000)	(15,158,000)
Interest and other income, net	81,000	90,000	68,000	1,598,000
Interest expense	(2,000)	(7,000)	(21,000)	(448,000)
(Loss)/gain on disposal of assets	(2,000)	7,000	4,000	(29,000)
Increase in fair value of common stock warrants (2)	(424,000)	—	(424,000)	—
Loss on early extinguishment of debt	—	(18,000)	—	(1,832,000)
Equity in operations of unconsolidated investee	—	—	—	(2,394,000)

Loss from continuing operations before extraordinary loss	(2,579,000)	(3,129,000)	(9,821,000)	(18,263,000)
Discontinued operations:
Gain (loss) from discontinued operations	(40,000)	(672,000)	94,000	(11,204,000)
Loss on disposition of discontinued operations	—	—	—	(1,294,000)
Minority interest	—	—	—	187,000

Net loss	$(2,619,000)	$(3,801,000)	$(9,727,000)	$(30,574,000)

Net loss per share	$(0.07)	$(0.10)	$(0.25)	$(0.78)

Weighted average number of common shares outstanding – basic and diluted	$39,792,514	$38,731,860	$39,100,605	$39,409,429

eMerge Interactive, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents (1)	$1,553,000	$5,278,000
Trade accounts receivable	91,000	414,000
Inventories	568,000	36,000
Other current assets	556,000	484,000
Due from related parties	195,000	2,282,000
Assets held for sale	87,000	—

Total current assets	3,050,000	8,494,000

Property and equipment, net	3,759,000	5,348,000
Food safety systems installed at customers	273,000	—
Other assets	76,000	—
Due from related parties	—	217,000

Total assets	$7,158,000	$14,059,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of capital lease obligation	$519,000	$315,000
Accounts payable	745,000	568,000
Accrued liabilities	530,000	758,000
Advance payments from customers	390,000	102,000

Total current liabilities	2,184,000	1,743,000

Capital lease obligation, excluding current installments	—	197,000
Advance payments from customers, long term	615,000	—
Common stock warrants (2)	987,000	—

Total liabilities	3,786,000	1,940,000

Stockholders’ equity:
Common stock	337,000	320,000
Additional paid-in capital	201,692,000	200,729,000
Accumulated deficit	(198,229,000)	(188,502,000)
Treasury stock	(428,000)	(428,000)

Total stockholders’ equity	3,372,000	12,119,000

Total liabilities and stockholders’ equity	$7,158,000	$14,059,000

(1)	On January 23, 2004, the Company completed a private placement of common stock with institutional investors and received $6.5 million in net proceeds. Cash and cash equivalents total approximately $8.0 million as of January 31, 2004.

(2)	On November 20, 2003, the Company issued 1,605,136 shares of Class A common stock to a current stockholder in a private placement transaction at $0.623 per share, raising $1.0 million in proceeds. In connection with the transaction, the Company also issued warrants to the investor to purchase 802,568 shares of common stock at an exercise price of $0.98 per share. The proceeds were allocated between the common stock and warrants based on relative fair values which resulted in an allocation to common stock of $437,000 and the warrants of $563,000. In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock,” the warrants are classified as a liability and subsequent changes in fair value are reflected in the statement of operations. Upon exercise, the warrants will be reclassified to stockholders’ equity.

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